Free Writing Prospectus

VanEck Merk Gold Trust

Bloomberg OUNZ Video

0001546652

Pursuant to 433/163

333-180868

Bloomberg OUNZ Video

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Narrator: “There’s gold in them thar hills.” This catchphrase from the California Gold Rush of the mid-19th century is fitting for the VanEck Merk Gold Trust ETF known by its ticker, O-U-N-Z, or OUNZ.

Unlike the biggest gold funds on the market, OUNZ gives any investor the option to redeem his shares for gold in big and small amounts.

The precious metal is not in the hills but rather held in London vaults where there is a fee, of course, to transport it. Taking delivery of the gold, however, is not a taxable event because investors would be taking possession of what they already own.

OUNZ has an expense ratio of 40 basis points and has amassed some $150 million in assets. Since launching in 2014, OUNZ has tracked very closely with the price of gold.

The fund gets a green light in the Bloomberg Intelligence Traffic Light System with a note for its alternative tax treatment.

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The issuer has filed a registration statement with the SEC for offering to which this communication relates. Before you invest, you should read the prospectus and other documents.